EXHIBIT 99

UNION PACIFIC UPDATES EARNINGS OUTLOOK

     Omaha, Neb., March 1, 2004 – Union Pacific Corporation (NYSE: UNP) today announced that because of a recent Arkansas Supreme Court decision, coupled with a difficult operating environment in the first quarter, the Company will not meet the low-end of its initial earnings estimate. The Company had originally targeted 30 to 40 percent growth over $0.57 per diluted share from continuing operations reported in the first quarter of 2003. The court decision upholds a $30 million jury verdict against the Railroad for a 1998 grade-crossing accident. Including $5.4 million in interest, the verdict will cost about $0.08 per diluted share. Additionally, severe weather conditions in January and the first weeks of February have hampered efforts to restore fluidity to our rail network, further increasing costs and reducing revenues.

     “We believe the Arkansas court’s decision to affirm a jury verdict against the Railroad that includes $25 million in punitive damages is unconstitutional and contrary to recent decisions of the United States Supreme Court,” said Dick Davidson, chairman and chief executive officer. “A full review of the decision is underway and, although we may seek review by the United States Supreme Court, we will record this expense in the first quarter.

     “The quarter has also been plagued with severe winter weather, continuing high fuel costs and lingering crew shortages primarily in the Western region of our Railroad. These factors have impacted both revenue and operating costs,” said Davidson. “As we look to the remainder of the quarter, our outlook is unclear. March revenue is generally the strongest of the quarter and our current business demand remains encouraging. We are hopeful that a solid March performance will help us regain some of the momentum we lost earlier in the quarter. Once the difficult winter operating environment begins to improve, we continue to believe that our efforts will bear fruit as we work tirelessly to put the right resources in place to meet customer demands and run a quality Railroad.”

-m o r e-

     Union Pacific Corporation is one of America’s leading transportation companies. Its principal operating company, Union Pacific Railroad, is the largest railroad in North America, covering 23 states across the western two-thirds of the United States. A strong focus on quality and a strategically advantageous route structure enable the company to serve customers in critical and fast growing markets. It is a leading carrier of low-sulfur coal used in electrical power generation and has broad coverage of the large chemical-producing areas along the Gulf Coast. With competitive long-haul routes between all major West Coast ports and eastern gateways, and as the only railroad to serve the six key gateways to Mexico, Union Pacific has the premier rail franchise in North America.

     Union Pacific will host a conference call to discuss the press release. You are invited to listen to the broadcast live over the Internet or via teleconference today, March 1, 2004 at 11:30 AM Eastern Time. The Internet webcast can be accessed at www.up.com (under Investors) or dial-in telephone access at 888/560-1989 (domestic) or 973/582-2824 (international). If you are unable to participate during the live teleconference, the call will be archived on Union Pacific’s website at www.up.com. To access the replay, click on Investors.

     Additional information is available at our website: www.up.com. Contact for investors is Jennifer Hamann at 402-271-4227. Contact for media is Kathryn Blackwell at 402-271-3753.

     This press release contains statements about the Corporation’s future that are not statements of historical fact and are considered forward-looking statements within the meaning of the federal securities laws. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements due to, among other factors, changes in global, political, economic, business, competitive, market and regulatory factors. More detailed information about such factors is contained in the Corporation’s filings with the Securities and Exchange Commission.

     Forward-looking statements speak only as of the date the statements were made. The Corporation assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Corporation does update one or more forward-looking statements, no inference should be drawn that the Corporation will make additional updates with respect thereto or with respect to other forward-looking statements.